Exhibit 10.10

MODIFICATION NO. 5
TO
AGREEMENT BETWEEN
THE U.S. DEPARTMENT OF ENERGY (“DOE”)
AND
USEC INC. (“USEC”)

WHEREAS, the Department of Energy (“DOE”) and USEC INC. (“USEC”), the “parties,” desire USEC or its subsidiaries, affiliates, and successor entities to continue research and development to support the demonstration and commercialization at full scale of the American Centrifuge Technology and the American Centrifuge Plant;

WHEREAS, the milestone of November 2011 to obtain firm financing commitment(s) for the construction of the commercial American Centrifuge Plant under the AGREEMENT BETWEEN THE U.S. DEPARTMENT OF ENERGY (“DOE”) AND USEC INC. (“USEC”), dated June 17, 2002, as amended (“June 17th Agreement”) was not achieved;

WHEREAS, DOE and USEC agreed at the time to defer and revisit the matter of the missed milestone;

WHEREAS, the parties have entered into a Cooperative Agreement Between USEC and DOE dated June 12, 2012, for a cost-shared American Centrifuge Cascade Demonstration Test Program (“CDTP ”) to build and demonstrate at least one cascade of 120 machines and associated support systems; and

WHEREAS, the parties desire to avoid dispute regarding the missed November 2011 milestone and whether it was beyond USEC’s control or without its fault or negligence and DOE could invoke any or all of its rights under the June 17th Agreement for the failure to achieve a milestone;

NOW, THEREFORE, DOE and USEC hereby agree, in exchange of good and valuable consideration and without prejudice to the parties’ rights under the June 17th Agreement and without a determination  of fault, negligence, or control regarding  the missed November 2011 milestone, to modify the June 17th Agreement as follows:

1.	Add the following new paragraph at the beginning of Article 3 of the June 17th Agreement:

For the purposes of this Article 3 only, the term USEC shall include American Centrifuge Demonstration, LLC (“ACD”), a new company formed to implement the CDTP (as defined below) and to satisfy a portion of the obligations under this Article 3.  USEC shall cause ACD to agree to assume the obligations of USEC under this Article 3 that are appropriate for ACD to perform.  Execution of this modification shall represent DOE’s acceptance of the performance by ACD of those obligations of USEC under this Article 3. Notwithstanding such delegations, USEC shall remain liable for performance of the terms and conditions of this Article 3.

2.
Two new milestones are added and the remaining milestones beginning with the November 2011 milestone established by Modification 4 to the Agreement, dated February 11, 2011, are hereby amended to read as follows:

May 2014	Successful Completion of the American Centrifuge Cascade Demonstration Test Program

June 2014	Commitment to Proceed with Commercial Operation

November 2014	Secure Firm Financing Commitment(s) for the Construction of the Commercial American Centrifuge Plant with an annual capacity of ~ 3.5 million SWU per year.

July 2017	Begin Commercial American Centrifuge Plant Operations

September 2018	Commercial American Centrifuge Plant annual capacity at 1 million SWU per year

September 2020	Commercial American Centrifuge Plant annual capacity at ~ 3.5 million SWU per year

3.  DOE and USEC agree to discuss adjustment of the  milestones after the November 2014 milestone in the June 17th Agreement, as currently modified, as may be appropriate based on, inter alia, the revised Phase IV Plan by USEC.

4.  The following definition of “Successful Completion of the American Centrifuge Cascade Demonstration Test Program” is hereby added after section (d) in Article 3:

 (e)  “Successful Completion of the American Centrifuge Cascade Demonstration Test Program”—This milestone is met when USEC has completed the American Centrifuge Cascade Demonstration Test Program (“CDTP”) to build and demonstrate at least one cascade of 120 machines and associated support systems and has established the capability of the American Centrifuge Technology to enrich uranium at commercial scale in accordance with the Cooperative Agreement Between USEC and DOE dated June 12, 2012 (“Cooperative Agreement”), including meeting the Technical Milestones defined in and required under the Cooperative Agreement.  Notwithstanding Article 5, section E of this Agreement, the Department’s inability to provide the Total Estimated Government Share specified under the Cooperative Agreement shall provide a basis for discussing adjustment of this milestone, provided, however, that DOE’s engaging in such discussions shall not commit DOE to make any adjustment to the milestone.

5.  The following definition of “Commitment to Proceed with Commercial Operation” is hereby added after new section (e) above in Article 3:

(f)  “Commitment to Proceed with Commercial Operation” – This milestone is met when USEC, ACD, or any other entity created, owned (in whole or in part), or licensed by USEC provides to DOE a written notice of its intent to construct and operate a commercial uranium enrichment plant in accordance with this Agreement and a written plan for how USEC, ACD, or the other responsible entity will proceed with the advanced enrichment technology deployment project in the time between this milestone and achieving the “Secure Firm Financing Commitments” milestone.  The revised Phase IV plan referenced elsewhere in Article 3 and due on or before this milestone will not be sufficient to fulfill the requirement of a plan because it only covers the plan for the milestones following November 2014, the “Secure Firm Financing Commitments” milestone.

6.  References in the June 17th Agreement to the November 2011 milestone shall be replaced with “Secure Firm Financing Commitments Milestone” and as replaced refer to the “Secure Firm Financing Commitment(s) for the Construction of the Commercial American Centrifuge Plant” milestone as revised by this Modification No. 5 and as defined in Article 3.

7.  The fifth bullet in Article 3 of the June 17th Agreement is revised to read as follows:

USEC shall submit its Phase I Plan covering the milestones relating to the first twelve months after execution of this Agreement to DOE no later than June 30, 2002, and the Deployment Working Group shall reach agreement on Phase I of the DWG Plan no later than July 31, 2002.  USEC shall submit its Phase II Plan covering the milestones through the end of 2004 by September 30, 2002, and its Phase III Plan covering the milestones through the end of 2006 by November 30, 2002.  USEC shall submit a revised Phase IV Plan covering the milestones after November 2014 on or before the date USEC submits its notice of Commitment to Proceed with Commercial Operations.  The Deployment Working Group will meet periodically to consider amendments to each of these Plans as required to take account of changing circumstances, more complete information and the procedures and remedies outlined below.

8.  The eleventh bullet in Article 3 of the June 17th Agreement is replaced by the following:

If USEC fails to meet a milestone and it is determined that a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule and that the cause of the delay was not beyond the control or without the fault or negligence of USEC:  (1) DOE may terminate the Agreement and be relieved of obligations under it; (2) at DOE’s request, USEC agrees to reimburse DOE for any increase in costs caused by expediting the decontamination and decommissioning of facilities to have been used by USEC for deployment of advanced enrichment technology (e.g., increase in overall cost relative to a budget or baseline); (3) USEC agrees to transfer to DOE royalty free exclusive rights in the field of uranium enrichment worldwide in all centrifuge intellectual property owned or controlled by USEC, either developed or background under the ORNL CRADAs; agrees to deliver to DOE copies (copying costs to be reimbursed) of all technical data necessary to further develop or practice technology covered by the transfer of IP rights which data may be subject to proprietary restrictions as appropriate; and agrees to the cancellation of any license by DOE or ORNL to USEC relating to the subject matter of the ORNL CRADAs in the field of centrifuge uranium enrichment;  (4) at DOE’s request and at the time DOE requests the return, USEC agrees to return any property leased by USEC from DOE upon which the advanced technology project was being or was intended to be constructed and operated, notwithstanding the notice and procedures set forth in Article 12.2 of the GCEP Lease and the notice and process provisions contained in Article 3 regarding failure to meet a milestone; provided that, the Secretary makes the determination that exercise of this remedy is permitted and appropriate under this Agreement and provided further that USEC retains the remedies available to it under the Administrative Procedure Act (APA) or other law to challenge the determination of DOE without exhausting its administrative remedies, but the Parties agree to seek expedited review or hearing (and not to oppose the other party’s request for expedited review or hearing) in the event either party  seeks injunctive or other relief pending a final determination on an APA or other challenge; and (5) except for those GDP facilities then currently operating, USEC agrees to waive its statutory exclusive right to lease the GDPs (and the implementing lease provisions) and its rights under Section 3.4(a) and 3.4(c) of the lease to have the opportunity to include GDP property in its leasehold before DOE disposes of the property.  (In taking any actions as a result of the preceding waivers, DOE agrees that the authorized actions under this provision do not include transitioning USEC from its operation of the Paducah enrichment facilities as is provided for in the event USEC “ceases enrichment operations at Paducah” as defined in this agreement unless there has been a determination that USEC has ceased enrichment operations pursuant to that portion of the Agreement.)

9.  The thirteenth bullet in Article 3 of the June 17th Agreement is replaced with the following:

If USEC is no longer willing or able to proceed with the advanced enrichment technology deployment project, it must provide advance notice to DOE that it intends to abandon the project.  In the event the Secretary determines USEC has abandoned the project, or in the event the Secretary determines that USEC’s failure to meet a milestone set out in the Agreement constitutes constructive abandonment of the advanced enrichment technology deployment project, DOE may take, or direct USEC to take as the case may be, any of the actions identified in (1) through (5) above.  USEC retains the remedies available to it under the APA or other law to challenge the decision of DOE without exhausting its administrative remedies, but the Parties agree to seek expedited review or hearing (and not to oppose the other party’s request for expedited review) in the event either party seeks injunctive or other relief pending a final determination on an APA or other challenge.

10.  The title, “USEC Deployment of Advanced Enrichment Technology” at the beginning of Article 3 is designated as “A.” and the following new paragraphs are added at the end of Article 3:

B.  Grant of Intellectual Property Rights

(1) Upon execution of Modification No. 5 and subject to the confidentiality provisions of Modification No. 1 to this agreement (except that Trade Secrets and USEC Propriety Information provided to DOE under the grant under this Modification No. 5 shall not be required to be returned unless DOE decides to dispose of such Trade Secrets and USEC Proprietary Information), and, unless otherwise stated, without regard to achievement of the milestones in this agreement, USEC hereby grants the United States the following immediate license rights in intellectual property and accepts the following obligations concerning delivery of technical data and other information.

 (a)  USEC hereby grants to the United States Government, for use by or on behalf of the United States, through the Secretary of Energy, an irrevocable, royalty-free, non-exclusive license in all centrifuge uranium enrichment-related intellectual property (Centrifuge IP) (as defined below) for U.S. Government purposes.  Government purposes include, but are not limited to, completing or operating enrichment technologies for the CDTP program and for national defense purposes, including providing nuclear material to operate commercial nuclear power reactors for tritium production.  As used herein, Centrifuge IP is intellectual property (including, but not limited to, patents, patent applications, inventions, discoveries, copyrights, and trade secrets), technical data and "know-how" owned, licensed (which USEC has the right to grant a license), or otherwise controlled or acquired by USEC, pertaining to enrichment of uranium using gas centrifuge technology, including the design and fabrication of centrifuge machines and related systems, and any related operating and process cost analysis, including that developed under any agreement with DOE or a Contractor performing work for DOE (including a CRADA), or developed at private expense outside of such agreements.  USEC warrants that it has not licensed, assigned, or otherwise transferred any intellectual property rights or technical data to any other party under terms that would affect USEC’s ability to grant the licenses in section (a) and (b).

(b)  USEC also hereby grants to the United States Government, through the Secretary of Energy, an irrevocable, non-exclusive license in all Centrifuge IP,   with the right to sublicense the Centrifuge IP to other parties,  for  commercial purposes, including the sale of enrichment or enriched uranium for commercial nuclear power use,  provided that the licenses granted in this section (b) may be exercised only in the event USEC misses any of the Milestones set forth in Article 3 or if USEC (or an affiliate or entity acting through USEC) is no longer willing or able to proceed with or has determined to abandon or has constructively abandoned, the commercial deployment of the advanced enrichment technology deployment project; and provided further that such licenses are subject to payment of a reasonable royalty to USEC (as defined below).  Any royalty-free rights the Government has in any Centrifuge IP pursuant to applicable statutes or regulations shall be preserved.  For the purpose of this provision, a "reasonable royalty" for a non-exclusive license shall equal the amount as determined by Exhibit B of the License Agreement between DOE and USEC dated December 7, 2006, except that the maximum royalty shall be limited to the amount of R&D costs of the enrichment-related intellectual property incurred by USEC as of September 30, 2011, not to exceed $665 million.  Where the licenses granted in this section (b) are to cover less than all Centrifuge IP, the reasonable royalty may be adjusted pursuant to mutual agreement of the parties. In the event the parties negotiate an adjustment in the royalty, the parties shall proceed in good faith to reach an agreement as soon as practicable, and delivery of, access to, and use of Centrifuge IP shall not be unreasonably delayed pending a determination of the adjustment.

(c)  The Centrifuge IP and any technical information or other documentation necessary to permit the Secretary to practice the Centrifuge IP will be delivered to DOE upon request and at reasonable expense to DOE, or, if delivery is not commercially reasonable, access shall be provided to DOE.  Upon request, USEC shall document any “know-how” and promptly deliver such documentation to DOE at reasonable expense to DOE.  Where any dispute arises concerning delivery, USEC shall preserve the intellectual property, information or documentation in issue. Upon request from either party, such preservation of records will be with a suitable escrow agent at the expense of the requesting party.

11.  The following provision remains incorporated at the end of Article 5, Miscellaneous, of the Agreement:

E.  Loan, Loan Guarantee, or Financial Assistance

No part of this Agreement, including the terms, conditions, and milestones for the Commercial American Centrifuge Plant, is dependent in any way on the issuance by the United States Government, including the Department of Energy, of a loan, loan guarantee, conditional commitment for a loan or loan guarantee, or any other financial assistance.

12. The bullets within sections A, B, C, and D of Article 2 shall be reformatted to replace the actual bullets with consecutive numbers in the cardinal number format (i.e. 1, 2, 3, etc.)

13.  The bullets under the new section “A” of Article 3 shall be reformatted to replace the actual bullets with consecutive numbers in the cardinal number format (i.e. 1, 2, 3, etc).

14.  The bullets under the heading “US-Russia HEU Agreement” in Article 1 shall be reformatted to replace the actual bullets with consecutive numbers in the cardinal number format (i.e. 1, 2, 3, etc.)

15.  The bullets in sections A and B in Article 4 shall be reformatted to replace the actual bullets with the number (1).

16.  The paragraph headings in Section B “Force Majeure” in Article 5 shall be reformatted to switch from lowercase letters as designations to consecutive numbers in the cardinal number format (i.e. 1, 2, 3, etc.)

18.  All other terms and conditions of the June 17th Agreement, as previously modified remain the same.

/s/ Peter B. Lyons                                                            s/ Philip G. Sewell

Peter B. Lyons                                                                                     Philip G. Sewell

Assistant Secretary for Nuclear Energy                                          Senior Vice President

U.S. Department of Energy                                                                USEC Inc.

June 12, 2012                                                                       June 12, 2012

Date                                                                                  Date